Exhibit 99.1

October 20, 2009

Caterpillar contact:
Kate Kenny
Corporate Public Affairs
(309) 636-5253
Mobile (309) 361-9333
kenny_kate@cat.com

FOR IMMEDIATE RELEASE

Cat Financial Announces Third-Quarter 2009 Results

NASHVILLE, TN - Cat Financial reported third-quarter revenues of $676 million, a decrease of $84 million, or 11 percent, compared with the third quarter of 2008.  Third-quarter profit was $76 million, a $42 million, or 36 percent, decrease from the third quarter of 2008.

The decrease in revenues was principally due to a $77 million impact from a decrease in earning assets (finance receivables and operating leases at constant interest rates) and a $23 million impact from returned or repossessed equipment, partially offset by a $20 million impact from higher interest rates on new and existing finance receivables.

Profit before income taxes was $80 million, a $79 million, or 50 percent, decrease over the third quarter of 2008.  The decrease was principally due to a $33 million impact from net currency exchange gains and losses, a $29 million increase in the provision for credit losses, a $29 million unfavorable impact from lower average earning assets and a $23 million impact from returned or repossessed equipment.  These decreases in pre-tax profit were partially offset by a $21 million decrease in general, operating and administrative expense and a $13 million impact from increased net yield on average earning assets.

Provision for income taxes decreased $38 million compared with the third quarter of 2008.  The decrease was primarily attributable to lower pre-tax results and income tax benefits related to the conclusion of two separate prior years’ income tax examinations.

New retail financing was $1.8 billion, a decrease of $2.6 billion, or 59 percent, from the third quarter of 2008.  The decrease occurred across all Cat Financial operating segments.

At the end of the third quarter 2009, past dues were 5.79 percent compared with 5.53 percent at the end of the second quarter.  At the end of the third quarter 2008, past dues were 3.64 percent.  During the third quarter 2009, there were increases in North America and Europe, with decreases in Latin America and Asia.  Write-offs, net of recoveries, were $65 million for the third quarter of 2009, up from $55 million in the second quarter of 2009, and more significantly up from $22 million for the third quarter of 2008.  The $43 million year-over-year increase was driven by adverse economic conditions primarily in North America and, to a lesser extent, in Europe. Year-to-date annualized losses are 0.90 percent of the year-to-date average retail portfolio compared to 0.32 percent in the same period last year.  The rate of write-offs is higher than the most recent period of economic weakness in 2001 and 2002, which was 0.65 and 0.69 percent, respectively.

Cat Financial's allowance for credit losses totaled $381 million as of September 30, 2009, compared to $390 million as of September 30, 2008, which is 1.62 percent of net finance receivables as of September 30, 2009, compared with 1.41 percent as of September 30, 2008.  The decrease of $9 million in allowance for credit losses resulted from a $58 million decrease due to a reduction in the overall net finance receivable portfolio, partially offset by a $49 million increase in the allowance rate.

"Despite the challenging economic conditions, capital markets have improved and our access to liquidity and our liquidity position remain strong.  As customers continue to report challenging times, past dues and losses have increased to historically high levels, but remain within our expectations.  We are also continuing to realize the benefits of the cost reduction actions implemented in the first quarter," said Kent Adams, Cat Financial president and vice president of Caterpillar Inc.  "Cat Financial continues to be a reliable source of financing for Caterpillar customers and dealers."

For over 25 years, Cat Financial, a wholly-owned subsidiary of Caterpillar Inc., has been providing a wide range of financing alternatives to customers and Caterpillar dealers for Caterpillar machinery and engines, Solar® gas turbines and other equipment and marine vessels.  Cat Financial has offices and subsidiaries located throughout the Americas, Asia, Australia and Europe, with headquarters in Nashville, Tennessee.

STATISTICAL HIGHLIGHTS:

THIRD QUARTER 2009 VS. THIRD QUARTER 2008
(ENDING SEPTEMBER 30)
(Millions of dollars)

	2009	2008	CHANGE
Revenues*	$676	$760	(11%)
Profit Before Income Taxes*	$80	$159	(50%)
Profit	$76	$118	(36%)
New Retail Financing	$1,778	$4,380	(59%)
Total Assets	$30,937	$32,735	( 5%)

NINE MONTHS 2009 VS. NINE MONTHS 2008
(ENDING SEPTEMBER 30)
(Millions of dollars)

	2009	2008	CHANGE
Revenues*	$2,057	$2,324	(11%)
Profit Before Income Taxes*	$273	$526	(48%)
Profit	$216	$372	(42%)
New Retail Financing	$5,194	$12,451	(58%)

*Certain amounts for the third quarter 2008 and the nine months ended 2008 have been reclassified to conform to the current presentation.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this earnings release may be considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These statements may relate to future events or our future financial performance, which may involve known and unknown risks and uncertainties and other factors that may cause our actual results, levels of activity, performance or achievement to be materially different from those expressed or implied by any forward-looking statements.  In this context, words such as "believes," "expects," "estimates," "anticipates," "will," "should" and similar words or phrases often identify forward-looking statements made on behalf of Cat Financial.  These statements are only predictions.  Actual events or results may differ materially due to factors that affect international businesses, including changes in economic conditions, laws and regulations and political stability, as well as factors specific to Cat Financial and the markets we serve, including the market’s acceptance of the Company’s products and services, the creditworthiness of customers, interest rate and currency rate fluctuations and estimated residual values of leased equipment.  Those risk factors may not be exhaustive.  We operate in a continually changing business environment, and new risk factors emerge from time to time.  We cannot predict these new risk factors, nor can we assess the impact, if any, of these new risk factors on our businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those projected in any forward-looking statements.  Accordingly, forward-looking statements should not be relied upon as a prediction of actual results.  Moreover, we do not assume responsibility for the accuracy and completeness of those statements.  All of the forward-looking statements are qualified in their entirety by reference to the factors discussed under the captions "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in our annual report on Form 10-K for the fiscal year ended December 31, 2008, and similar sections in our quarterly reports on Form 10-Q that describe risks and factors that could cause results to differ materially from those projected in the forward-looking statements.  We do not undertake to update our forward-looking statements.